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                                                                   EXHIBIT 11.01

                             MEDIA ARTS GROUP, INC.

                       COMPUTATION OF NET INCOME PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)(1)

                                                         Year Ended March 31,
                                                 ---------------------------------------
                                                    1997          1996          1995
                                                 -----------   -----------   -----------
Income (loss) from continuing operations ...     $     2,644   $     2,455   $     4,014
Discontinued operations ....................         (13,630)       (3,128)          (53)
Extraordinary loss .........................              --            --          (172)
                                                 -----------   -----------   -----------

Net income .................................     $   (10,986)  $      (673)  $     3,789
                                                 ===========   ===========   ===========

Weighted average common shares outstanding .           9,991         9,756         9,133
Common shares issuable on exercise of
 options and warrants (2) ..................              85           119           302
Common shares required to be issued to pay
  stockholder distributions (3) ............              --            --            46
                                                 -----------   -----------   -----------
Weighted average common and common
  equivalent shares outstanding ............          10,076         9,875         9,481
                                                 ===========   ===========   ===========

Income from continuing operations
  before extraordinary loss per common share     $      0.26   $      0.25   $      0.42
Discontinued operations ....................           (1.35)        (0.32)           --
Extraordinary loss .........................              --            --         (0.02)
                                                 -----------   -----------   -----------

Net income (loss) per share ................     $     (1.09)  $     (0.07)  $      0.40
                                                 ===========   ===========   ===========

(1) This Exhibit should be read with Note 1 of Notes to Consolidated Financial Statements.

(2) The computation of common and dilutive common equivalent shares utilizes the treasury stock method. The initial public offering price of $7.25 per share was used prior to August 10, 1994, the effective date of the initial public offering.

(3) Represents number of shares required to be issued to pay the stockholder distributions of $1,000,000 using the proceeds of the Company's initial public offering price of $7.25 per share as if those shares were outstanding from January 1, 1993 through August 31, 1994.